Exhibit 10.2

TOWER INSURANCE COMPANY OF NEW YORK

TOWER NATIONAL INSURANCE COMPANY

PRESERVER INSURANCE COMPANY

NORTH EAST INSURANCE COMPANY

CASTLEPOINT INSURANCE COMPANY

HERMITAGE INSURANCE COMPANY

KODIAK INSURANCE COMPANY

CASTLEPOINT FLORIDA INSURANCE COMPANY

CASTLEPOINT NATIONAL INSURANCE COMPANY

QUOTA SHARE REINSURANCE AGREEMENT

EFFECTIVE JULY 1, 2013

ATTACHMENTS:

NUCLEAR INCIDENT EXCLUSION CLAUSE – LIABILITY – REINSURANCE – U.S.A.

NUCLEAR INCIDENT EXCLUSION CLAUSE – LIABILITY – REINSURANCE – CANADA

NUCLEAR INCIDENT EXCLUSION CLAUSE – PHYSICAL DAMAGE – REINSURANCE – (BRMA35B)

NUCLEAR, BIOLOGICAL AND CHEMICAL EXCLUSION

WAR RISK EXCLUSION CLAUSE (REINSURANCE)

INSOLVENCY FUND EXCLUSION CLAUSE

POOLS, ASSOCIATIONS AND SYNDICATES EXCLUSION CLAUSE

TOWER INSURANCE COMPANY OF NEW YORK

TOWER NATIONAL INSURANCE COMPANY

PRESERVER INSURANCE COMPANY

NORTH EAST INSURANCE COMPANY

CASTLEPOINT INSURANCE COMPANY

HERMITAGE INSURANCE COMPANY

KODIAK INSURANCE COMPANY

CASTLEPOINT FLORIDA INSURANCE COMPANY

CASTLEPOINT NATIONAL INSURANCE COMPANY

(hereinafter, collectively the “Company”)

QUOTA SHARE REINSURANCE AGREEMENT

EFFECTIVE JULY 1, 2013

(hereinafter the “Agreement”)

WHEREAS the Tower Insurance Company of New York is the Pool Manager for the following companies: Tower National Insurance Company, a Massachusetts corporation (for its own direct business and the business it assumes from Massachusetts Homeland Insurance Company, a Massachusetts corporation), Preserver Insurance Company, a New Jersey corporation, (for its own direct business and the business it assumes from Kodiak Insurance Company, a New Jersey corporation), North East Insurance Company, a Maine corporation, (for its own direct business and the business it assumes from York Insurance Company of Maine, a Maine corporation), CastlePoint Insurance Company, a New York corporation, (for its own direct business and the business it assumes from CastlePoint Florida Insurance Company, a Florida corporation), Hermitage Insurance Company, a New York corporation, and CastlePoint National Insurance Company, an Illinois corporation;

NOW, THEREFORE, intending to be legally bound hereby, the Company and the Reinsurer agrees as follows:

ARTICLE 1

BUSINESS COVERED

This Agreement shall apply to all Policies written directly by the Company and classified by the Company as Brokerage Business only in respect of Business Automobile Liability, Commercial Multiple Peril Liability (both property and casualty), Other Liability, and Workers’ Compensation lines of business all subject to the terms, conditions and exclusions of this Agreement. “Brokerage Business” shall have the meaning defined in the Article entitled DEFINITIONS.

ARTICLE 2

FOLLOW THE FORTUNES

The Reinsurers’ liability shall attach simultaneously with that of the Company and shall be subject in all respects to the same risks, terms, conditions, interpretations, and to the same modifications, alterations, and cancellations as the respective Policies issued by the Company, the true intent of this Agreement being that the Reinsurers shall, in every case to which this Agreement applies, follow the underwriting fortunes of the Company, subject always to the limits, terms, conditions and exclusions set forth in this Agreement.

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ARTICLE 3

COMMENCEMENT AND TERMINATION

A. This Agreement shall take effect 12:00:01 a.m., Eastern Standard Time, July 1, 2013 (the “Effective Date”) and shall apply to all losses occurring on or after the Effective Date in respect of all (i) Policies that are Business Covered and in force at that time and (ii) all new and renewal Policies written with Policy period effective dates on and after the Effective Date, and shall remain in force until 11:59:59 p.m., Eastern Standard Time, December 31, 2013 (the “Term”).

B. Upon expiration or termination of the Agreement, as applicable, the Reinsurers shall be liable for all losses occurring on and after in respect of all in force Policies until the earlier of the expiration or the anniversary date of the Company’s Policies, but not to exceed a period of twelve (12) months plus odd time (maximum eighteen (18) months in total) from the date the policy incepted. In the event that any Policy is required by statute or regulation or order to be continued in force, the Reinsurers will continue to remain liable with respect to each such Policy until the Company may legally cancel, non-renew or otherwise eliminate liability under such Policy, but not to exceed twelve (12) months plus odd time (maximum eighteen (18) months in total) from the date the policy incepted.

ARTICLE 4

TERRITORY

This Agreement shall cover wheresoever the Company’s original Policies cover within the United States of America.

ARTICLE 5

EXCLUSIONS

A. This Agreement shall not cover Ultimate Net Loss in respect of the following:

1.	Liability arising out of all aircraft and airport risks including ownership, maintenance or use of any aircraft or flight operations;

2.	Professional Liability, when written as such;

3.	Insolvency and Financial Guarantee;

4.	Asbestos liabilities of any nature;

5.	Pollution liabilities of any nature;

6.	Assumed reinsurance with the exception of inter-affiliate reinsurance;

7.	Ex gratia payments;

8.	Credit and warranty business;

9.	Liability arising from Lead Paint;

10.	Liability arising from drywall manufactured in Asia;

11.	Any acquisitions of companies or books of business without the prior written consent of the Reinsurers hereon.

2.

B. The following Exclusion Clauses are attached hereto and form part of this Agreement:

1.	Nuclear Incident Exclusion Clause – Liability – Reinsurance – U.S.A. – NMA 1590;

2.	Nuclear Incident Exclusion Clause – Liability – Reinsurance – Canada – NMA 1979;

3.	Nuclear Incident Exclusion Clause – Physical Damage – Reinsurance – (BRMA 35B);

4.	Nuclear, Biological, and Chemical Risks in accordance with the Nuclear, Biological and Chemical Exclusion attached hereto;

5.	War Risks, in accordance with the War Risks Exclusion Clause attached hereto;

6.	Insolvency, in accordance with the Insolvency Funds Exclusion Clause attached hereto;

7.	Liability assumed by the Company as a member of any pool, association or syndicate, in accordance with the Pools, Associations and Syndicates Exclusion Clause attached hereto.

ARTICLE 6

REINSURANCE COVERAGE, LIMITS AND AGGREGATE LIMIT

A. Reinsurance Coverage – The Reinsurers shall indemnify and reinsure the Company for the Cession Percentage of the Company’s net retained liability for all Ultimate Net Loss on the Business Covered, subject to the terms, conditions, and exclusions of this Agreement. The Reinsurers shall only be obligated to indemnify and reinsure the Company for underlying Policies where the Reinsurers have been paid, or deemed paid via credit to the Funds Held Account, respective premiums for such underlying Policies by the Company.

B. Terrorism Occurrence Limit – The maximum contribution to Ultimate Net Loss in respect of Ultimate Net Loss arising from Terrorism shall be limited to two (2) Ultimate Net Loss Ratio points from any one Loss Occurrence and two (2) Ultimate Net Loss Ratio points for all Loss Occurrences combined during the Term of this Agreement.

C. PCS Catastrophe Occurrence Limit – In no event shall the Reinsurers’ aggregate limit of liability for Ultimate Net Loss from a PCS Catastrophe Occurrence exceed ten million dollars ($10,000,000) per PCS Catastrophe Occurrence for Business Covered hereunder and ten million dollars ($10,000,000) in the aggregate for all PCS Catastrophe Occurrences combined for Business Covered hereunder.

D. Per Risk, Per Loss Occurrence Limits – In no event shall the Reinsurers’ aggregate limit of liability for Ultimate Net Loss exceed the following limitations:

1)	five million dollars ($5,000,000) per Loss Occurrence in respect of Business Automobile Liability, Commercial Multiple Peril Liability and Other Liability Business Covered;

3.

2)	two million dollars ($2,000,000) per Loss Occurrence in respect of Workers’ Compensation Business Covered; and

3)	five million dollars ($5,000,000) per risk and ten million dollars ($10,000,000) per Loss Occurrence in respect of Commercial Multiple Peril Property.

E. Allocated Loss Adjustment Expense Limit – The maximum contribution to Ultimate Net Loss arising from Allocated Loss Adjustment Expense shall be limited as follows:

Line of Business	Percentage of Net Earned Premium

Auto Liability	6.75%
Commercial Multiple Peril Liability	11,00%
Other Liability	11.12%
Workers’ Compensation	11.50%

F. Extra Contractual Obligations, Loss Excess of Policy Limits and Mass Tort Limits – The maximum aggregate contribution to Ultimate Net Loss arising from the combination of Extra Contractual Obligations and Loss Excess of Policy Limits, as defined under the Article entitled EXTRA CONTRACTUAL OBLIGATIONS/LOSS EXCESS OF POLICY LIMITS, and Mass Tort claims, as defined below, shall be limited to five (5) Ultimate Net Loss Ratio points for the Term of this Agreement.

For purposes herein, “Mass Tort” shall mean an event or product or series of related events or products which injure a number of people or their property and cause one or more claims, arbitrations, lawsuits or legal proceedings asserting personal injury or property damage.

G. Aggregate Limit – In no event shall the Reinsurers’ maximum limit of liability under this Agreement exceed one hundred ten percent (110%) Ultimate Net Loss Ratio for the Term of this Agreement.

ARTICLE 7

DEFINITIONS

A. “Allocated Loss Adjustment Expenses” as used in this Agreement shall mean all costs and expenses that are incurred by the Company in the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of a specific claim, including court costs and costs of supersedeas and appeal bonds and including a) pre-judgment interest, unless included as part of the award or judgment; b) post-judgment interest and c) legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto, including Declaratory Judgment Expenses.

Allocated Loss Adjustment Expenses shall include defense attorneys, and other claims and legal personnel of Tower Insurance Company of New York/Tower Risk Management and other costs allocated to the defense and adjustment of a specific claim. Allocated Loss Adjustment Expense shall also include expenses of independent third parties, including but not limited to coverage attorneys and appraisers, retained, assigned and/or employed by the Company in the settlement of claims.

Allocated Loss Adjustment Expense shall not include Unallocated Loss Adjustment Expenses. For purposes of this definition, “Unallocated Loss Adjustment Expenses” shall mean the salaries and overhead of the Company’s employed claims adjusting staff other than the in-house legal staff assigned to the defense of specific claims which are covered under Allocated Loss Adjustment Expense.

4.

For purposes of this Agreement, Allocated Loss Adjustment Expense and Unallocated Loss Adjustment Expense shall be treated in accordance with the definitions herein, regardless of how the Company classifies Allocated Loss Adjustment Expense and Unallocated Loss Adjustment Expense in their claims systems.

B. “Brokerage Business” as used in this Agreement shall mean all classes of business that are underwritten on an individual Policy basis by the Company’s underwriting staff through wholesale and retail agents and most or all of the services are provided by the Company as part of the overall product offering that are Business Covered hereunder.

C. “Cession Percentage” as used in this Agreement shall be a rate of fourteen percent (14%) for both (i) the Unearned Premium Reserve and (ii) new and renewal Business Covered written during the Term of this Agreement.

It shall be deemed for purposes of this Agreement that the Company shall retain net and unreinsured at least twenty five percent (25%) of Business Covered hereunder.

D. “Company” as used in this Agreement shall mean Tower Insurance Company of New York (operating as Tower Select Insurance Company in California), Tower National Insurance Company, Preserver Insurance Company, North East Insurance Company, CastlePoint Insurance Company, Hermitage Insurance Company, Kodiak Insurance Company, CastlePoint Florida Insurance Company, and CastlePoint National Insurance Company (formerly known as SUA Insurance Company) (each company individually referred to as a “reinsured company”). Any affiliated insurance companies which may hereafter come under the management of the Tower Group Companies shall only be covered hereunder with mutual written consent of the Company and the Reinsurers.

For purposes of this Agreement, including sending and receiving notices and payments required by this Agreement, other than in respect of the Service of Suit and Reserves articles herein, Tower Insurance Company of New York is deemed and authorized to be the agent of all other reinsured companies referenced herein. In no event, however, shall any reinsured company be deemed the agent of another with respect to the terms of the Insolvency article. The retention of the Company and the liability of the Reinsurers and all other benefits accruing to the Company as provided in this Agreement or any amendments hereto, shall apply to the reinsured companies comprising the Company as a group and not separately to each of the reinsured companies.

E. “Declaratory Judgment Expenses” as used in this Agreement shall mean legal expenses paid by the Company in the investigation, analysis, evaluation or litigation of a coverage action between the Company and any other party to determine if there is coverage under a Policy or Policies issued by the Company in respect of Business Covered under this Agreement or which would be reinsured under this Agreement had the Company not been successful in the coverage action.

F. “Effective Date” as used in this Agreement shall mean 12:00:01 a.m., Eastern Standard Time, July 1, 2013.

G. “Ex-gratia Payments” as used in this Agreement shall mean all settlements of losses not covered under the express terms of the Policies. Ex-gratia Payments will not include settlement of losses which (i) arise from court decisions or other judicial acts or orders nor (ii) settlements made to avoid costs that could be incurred in connection with potential or actual litigation relating to coverage issues arising under the Policies.

H. “Gross Written Premium” as used in this Agreement shall mean the subject gross premium on Policies written by the Company that are Business Covered hereunder.

5.

I. “Loss Occurrence” as used in this Agreement shall mean any one accident, disaster, casualty or happening, or series of accidents, disasters, casualties or happenings arising out of or following on one event, regardless of the number of interests insured or the number of Policies responding.

Except where specifically provided otherwise in this Agreement, each Loss Occurrence shall be deemed to take place as of the earliest date of loss as determined by any original Policy responding to the Loss Occurrence.

As respects liability losses (bodily injury and property damage), “Loss Occurrence” shall mean the sum of all damages sustained by each insured (i) arising or resulting from the same event or (ii) arising out of a continuous or repeated injurious exposure to substantially the same general conditions. For purposes of this Agreement, the date of loss shall be deemed to be the inception or renewal date of the original Policy of insurance to which payment is charged.

J. “Net Earned Premium” as used in this Agreement shall mean the Net Written Premium of the Company’s Business Covered less the unearned premium reserve as calculated as at the respective date of calculation.

K. “Net Written Premium” as used in this Agreement shall mean gross premium of the Company on the Business Covered less cancellations and returns and less premium paid for all treaty and facultative inuring reinsurances.

Net Written Premium (“NWP”) for the Term of this Agreement is estimated to be five hundred thirty five million, nine hundred sixty thousand dollars ($535,960,000), of which two hundred eighty four million, six hundred forty five thousand dollars ($284,645,000) is estimated in respect of the Unearned Premium Reserve and two hundred fifty one million, three hundred fifteen thousand dollars ($251,315,000) is estimated in respect of new and renewal Business Covered hereunder.

In no event shall the ultimate ceded Net Written Premium exceed five hundred fifty million dollars ($550,000,000) for the Term of this Agreement.

L. “Policy” or “Policies” as used in this Agreement shall mean all policies, binders, contracts, certificates, or other obligations of insurance or reinsurance that are Business Covered hereunder.

M. “PCS Catastrophe Occurrence” as used in this Agreement shall mean a loss that has been assigned a catastrophic code number by the Property Claim Services division of American Insurance Services Group, Inc. (PCS) or by the organization responsible for assigning such designation for the geographic area in which the loss event occurred. Such loss amount shall include the sum of all individual losses (net of original Policy deductibles) directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States and states contiguous thereto and to one another. However, the duration and extent of any one Loss Occurrence shall be limited to all individual losses sustained by the Company occurring during any period of one hundred sixty eight (168) consecutive hours arising out of and directly occasioned by the same event.

N. “Reinsurer” or “Reinsurers” as used in this Agreement shall mean each reinsurer subscribing to its respective signing pages attached to and forming part of this Agreement. Each Reinsurer shall participate severally and not jointly in this Agreement and participation of each Reinsurer in this Agreement shall be deemed a separate agreement between the Company and that Reinsurer. In the event of any failure or default by any Reinsurer to perform any of its obligations hereunder, no other Reinsurer shall have any obligation with respect to such failure or default.

6.

O. “Terrorism” as used in this Agreement shall mean any act, or preparation in respect of action, or threat of action designed to influence the government de jure or de facto of any nation or any political division thereof, or in pursuit of political, religious, ideological, or similar purposes to intimidate the public or a section of the public of any nation by any person or group(s) of persons whether acting alone or on behalf of or in connection with any organization(s) or government(s) de jure or de facto, and which:

(i)	involves violence against one or more persons; or

(ii)	involves damage to property; or

(iii)	endangers life other than that of the person committing the action; or

(iv)	creates a risk to health or safety of the public or a section of the public; or

(v)	is designed to interfere with or to disrupt an electronic system.

Loss, damage, cost or expense arising out of or in connection with any action in controlling, preventing, suppressing, retaliating against, or responding to any act of terrorism shall be considered part of terrorism Ultimate Net Loss.

Notwithstanding the above, this Agreement shall not cover loss, damage, cost or expense arising out of or in connection with nuclear, biological or chemical contamination due to an act of Terrorism.

P. “Term” as used in this Agreement shall mean the period incepting 12:00:01 a.m., Eastern Standard Time, July 1, 2013 and expiring 11:59:59 p.m., Eastern Standard Time, December 31, 2013.

Q. “Ultimate Net Loss” as used in this Agreement shall mean, subject to all limitations in this Agreement, actual loss or losses arising out of Business Covered hereunder sustained by the Company in respect of Business Covered under this Agreement, including Allocated Loss Adjustment Expense and eighty percent (80%) of Extra Contractual Obligations and eighty percent (80%) of Excess Policy Limits, in accordance with the Article entitled EXTRA CONTRACTUAL OBLIGATIONS/LOSS EXCESS OF POLICY LIMITS, subject to all other terms and conditions in this Agreement, after making deductions for all recoveries and salvages and inuring excess of loss treaty and facultative reinsurance, whether collectible or not.

R. “Ultimate Net Loss Ratio” as used in this Agreement shall mean the ratio of aggregate Ultimate Net Loss incurred divided by Net Earned Premium as of the date of calculation.

S. “Unearned Premium Reserve” as used in this Agreement shall mean the Net Written Premium, as defined in this Article, on Policies that are Business Covered and in force as of the Effective Date of this Agreement, that is unearned as of the Effective Date.

ARTICLE 8

NET RETAINED LINES

A. This Agreement applies only to that portion of any Policy which the Company retains net for its own account, and in calculating the amount of any Ultimate Net Loss hereunder and also in computing the amounts in the Article entitled REINSURANCE COVERAGE, LIMITS AND AGGREGATE LIMIT, to which this Agreement applies, only Ultimate Net Loss in respect of that portion of any Policy which the Company retains net for its own account shall be included.

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B. Recoveries from any form of insurance or reinsurance that protects the Company against claims which are Business Covered hereunder shall inure to the benefit of the Reinsurers and shall be deducted to arrive at the amount of the Company’s Ultimate Net Loss.

C. The cost of Inuring reinsurance shall be limited to a maximum of three percent (3%) of Gross Written Premium in the aggregate for all Business Covered hereunder Net Written Premium under this Agreement shall be reduced by one hundred percent (100%) of the reinsurance premium for such inuring reinsurance (regardless of the percentage actually purchased by the Company).

D. Inter-company reinsurance among the reinsured companies shall be entirely disregarded for all purposes of this Agreement.

E. The amount of the Reinsurers’ liability hereunder in respect of any Ultimate Net Loss shall not be increased by reason of the inability of the Company to collect from any other reinsurer, whether specific or general, any amounts which may have become due from such reinsurer, whether such inability arises from the insolvency of such reinsurer or otherwise.

ARTICLE 9

REINSURANCE PREMIUM AND REINSURERS’ MARGIN

A. Reinsurance Premium – The Company shall pay to the Reinsurers, Reinsurance Premium equal to the following:

1. the Cession Percentage of the Unearned Premium Reserve calculated by the Company and due as of the Effective Date of this Agreement, deemed credited to the Funds Held Account at the Effective Date for Interest Credit purposes; plus

2. the Cession Percentage of the Credited Portion of cumulative Net Written Premium for new and renewal business effective during the Term of this Agreement, paid via credit to or debit from the Funds Held Account. The Company shall determine and report the Cession Percentage of the Credited Portion of cumulative Net Written Premium for new and renewal business on a quarterly basis forty five (45) days in arrears of each quarter end, in accordance with the table below. Reinsurance Premium, as determined above, less the cumulative Reinsurance Premium previously paid, shall be deemed credited to or debited from the Funds Held Account, as applicable, sixty (60) days in arrears of each respective quarter end.

The Credited Portion to be Applied to Cumulative NWP over four quarters for each Respective Calendar Quarter of Coverage to Determine Reinsurance Premium

1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total Credit
40%	75%	90%	100%	100%

The Cession Percentage of Cumulative Net Written Premium (“NWP”) for each calendar quarter of coverage will be paid, via debit or credit to the Funds Held Account, as applicable, in four installments over four quarters, i.e., for the coverage period 7/1/13 – 09/30/13, 40% of cumulative NWP for the coverage period will be paid for the quarter ending 9/30/13; 75% of cumulative NWP for the coverage period (less amounts previously paid for this coverage period) will be paid for the quarter ending 12/31/13; 90% of cumulative NWP for the coverage period (less amounts previously paid for this coverage period) will be paid for the quarter ending 3/31/14; and 100% of cumulative NWP for the coverage period (less amounts previously paid for this coverage period) will be paid for the quarter ending 6/30/14.

8.

For example:

Within forty five (45) days of 9/30/13, the Company will provide a report in accordance with this Article, and within fifteen (15) days thereafter will credit or debit the Funds Held Account, as applicable, Reinsurance Premium to the Reinsurer in the amount of:

1) the Cession Percentage * (40% Credited Portion of cumulative NWP for the coverage period 07/01/13 – 09/30/13).

Within forty five (45) days of 12/31/13, the Company will provide a report in accordance with this Article, and within fifteen (15) days thereafter will credit or debit to the Funds Held Account, as applicable, Reinsurance Premium to the Reinsurer in the amount of:

1) the Cession Percentage * (75% Credited Portion of cumulative NWP for the calendar quarter of coverage 7/1/13 – 09/30/13); less

2) Reinsurance Premium previously paid for the calendar quarter of coverage 7/1/13 – 9/30/13; plus

3) the Cession Percentage * (40% Credited Portion of cumulative NWP for the calendar quarter of coverage 10/1/13 – 12/31/13).

Future Reinsurance Premium calculations will be made accordingly.

B. Reinsurers’ Margin – The Company shall pay to the Reinsurers an initial Reinsurers’ Margin equal to six percent (6%) of the ceded Reinsurance Premium (“Initial Reinsurers’ Margin”) in cash via wire transfer at the time Reinsurance Premium is credited to or debited from the Funds Held Account, as applicable. Initial Reinsurers’ Margin is deemed part of Reinsurance Premium and not in addition to Reinsurance Premium.

Notwithstanding the above, Initial Reinsurers’ Margin in respect of the Unearned Premium Reserve shall be paid to the Reinsurers on September 30, 2013.

The ultimate Reinsurers’ Margin under this Agreement shall be based upon the Ultimate Net Loss Ratio and Ceding Commission paid by the Reinsurers and the actual investment income credited to the Funds Held Account and earned by the Reinsurers on withdrawals, if any, and not the Initial Reinsurers’ Margin paid hereunder.

ARTICLE 10

CEDING COMMISSION

A. The Reinsurers shall allow the Company a provisional and maximum Ceding Commission equal to thirty point six percent (30.6%) of the Reinsurance Premium ceded hereon. The provisional Ceding Commission shall be credited to or debited from the Funds Held Account, as applicable, as Reinsurance Premiums are credited to or debited from the Funds Held Account and adjusted as the Ultimate Net Loss Ratio is re-determined quarterly.

B. The first adjustment of Actual Ceding Commission shall be calculated at December 31, 2014. Thereafter the Actual Ceding Commission shall be recalculated annually at each December 31st and based upon the Ultimate Net Loss Ratio, including incurred but not reported amounts as recorded by the Company in its financial statements, re-determined each year, in accordance with the following table:

	Ceding Commission Rate		Ultimate Net Loss Ratio

Provisional/Maximum	30.6%		62.0% or less
		.8 for 1
Minimum	25.0%		69.0% or greater

9.

If the Ultimate Net Loss Ratio is greater than sixty two point zero percent (62.0%), the Ceding Commission shall be decreased by zero point eight percent (0.8%) and any portion thereof for each one percent (1%) and any portion thereof that the Ultimate Net Loss Ratio is greater than sixty two point zero percent (62.0%), down to a minimum Ceding Commission of twenty five point zero percent (25.0%) at an Ultimate Net Loss Ratio of sixty nine point zero percent (69.0%) or greater.

Adjustments to Ceding Commission shall be credited to or debited from the Funds Held Account at the end of the respective calendar year for which the calculation is made. In the event the Funds Held Account becomes depleted, the Reinsurers shall pay any adjustments to Ceding Commission out of other funds of the Reinsurers. Any adjustment to Ceding Commission shall result in a special interest credit calculation from the time of adjustment back to December 31, 2014 at an annual effective interest rate of three percent (3%). Such special interest credit shall be paid by the debtor party to the creditor party at the time of the calculation.

ARTICLE 11

FUND HELD ACCOUNT AND INTEREST CREDIT

A. Funds Held Account – For purposes of this Agreement, the Company shall establish on its books and maintain a cumulative Funds Held Account comprised of the following:

1. The Funds Held Account at June 30, 2013 shall be equal to zero dollars ($0);

2. The Funds Held Account at each subsequent quarter end shall be comprised of the following cumulative amounts:

a)	The Funds Held Account at the end of the prior quarter; plus

b)	Reinsurance Premium ceded for such quarter; less

c)	Ceding Commission and adjustments to Ceding Commission for such quarter; less

d)	Initial Reinsurers’ Margin for such quarter; less

e)	Ceded Ultimate Net Losses paid for such quarter; plus

f)	Interest Credit for such quarter; less

g)	Interest Credit Payments paid to the Reinsurers for such quarter, if applicable, in accordance with section B. below.

The Company shall determine and report the balance and activity of the Funds Held Account quarterly within forty five (45) days of the quarter end.

B. Interest Credit – The Funds Held Account shall be credited quarterly, as of the end of each calendar quarter, with an Interest Credit rate multiplied by the average daily balance of the

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Funds Held Account for the respective quarter. The Interest Credit rate shall be equal to zero point seven four one seven one percent (0.74171%) of the average daily balance of the Funds Held Account for the respective quarter, to achieve an annual effective yield of three point zero percent (3.0%).

Interest Credit shall continue even in the event of the Company’s insolvency.

Beginning December 31, 2015 and quarterly thereafter, the Reinsurers may request that the Company transfer all or a portion of the accumulated Interest Credit credited to the Funds Held Account to the Reinsurers (“Interest Credit Payment”), subject to two such requests per calendar year. Payment shall be made at the end of the respective calendar quarter of such request, and debited from the Funds Held Account at the end of the respective calendar quarter of such request as per subsection g. of Section A. 2. of this Article.

In the event a Reinsurer suffers any of the circumstances under section A. of ARTICLE 14, SPECIAL TERMINATION (except, for purposes of this Article only, in respect of circumstance A.4., the U.S. Reinsurer’s A.M. Best’s rating is less than “A” or non-U.S. Reinsurer’s S&P Rating is less than “AA”), then any further requests for Interest Credit Payment must be approved by the Company. In no event shall this affect the economic position of the Reinsurers under this Agreement.

ARTICLE 12

TRUST ACCOUNT

A. The Company shall establish a segregated account (“Segregated Account”) and maintain assets with a market value equal to the Funds Held Account balance. The Company shall deposit Reinsurance Premium less provisional Ceding Commission less Initial Reinsurers’ Margin into the Segregated Account and shall be permitted to pay from the Segregated Account Ceding Commission adjustments, ceded paid portion of Ultimate Net Loss and Interest Credit Payment(s) (In accordance with section B. of the Article entitled FUNDS HELD ACCOUNT AND INTEREST CREDIT) when amounts are contractually due from the Reinsurers.

B. If the market value of the assets in the Segregated Account at any calendar quarter end is less than the balance of the Funds Held Account at such quarter end, then the Company shall deposit assets to achieve the required Funds Held Account balance at such quarter end. In the event of any excess funding, such excess amount shall remain in the Segregated Account.

The Company alone shall bear all expenses related to the Segregated Account, including trustee’s fees.

C. If the Company experiences a Triggering Event, as defined below, then the Reinsurers may request that the Company transfer all assets from the Segregated Account into a Trust Account (“Trust Account”) established by the Reinsurers in accordance with the provisions of section E. of this Article below. The Company and the Reinsurers shall mutually agree the type of investments to be deposited.

If the market value of the assets in the Trust Account at any calendar quarter end is less than the balance of the Funds Held Account at such quarter end, then the Company is required to deposit additional assets into the Trust Account to equal the balance of the Funds Held Account at such quarter end. If the market value of the assets in the Trust Account at any calendar quarter end is greater than the balance of the Funds Held Account at such quarter end, then such excess amount shall remain in the Trust Account. If the Company fails to deposit additional assets into the Trust Account to equal the balance of the Funds Held Account, then paid Ultimate Net Loss due from the Reinsurers will be reduced by the amount of such under-funding.

11.

The Company shall be solely responsible for all expenses related to the Trust Account, including trustee’s fees.

A “Triggering Event” is any one of the following:

1. a downgrade of the A.M. Best’s rating of any reinsured company below “A-”, or the rating is withdrawn;

2. a reduction of more than twenty five percent (25%) of the Company’s statutory surplus from the Company’s statutory surplus level at the calendar quarter end preceding the Effective Date of the Agreement;

3. the Company has: a) become insolvent, b) been placed under supervision (voluntarily or involuntarily), c) been placed into liquidation or receivership, or d) had instituted against it proceedings for the appointment of a supervisor, receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations.

D. The parties shall execute, within sixty (60) days of request by either party, a mutually acceptable trust agreement in respect of the Segregated Account and, if applicable, upon transfer of funds, a trust agreement in respect of the Trust Account.

E. In the event of a cash transfer of the Funds Held Account or Segregated Account to the Reinsurers due to a Triggering Event by the Company, as defined in section C. of this Article, the Reinsurers shall provide a letter of credit or trust account, in a manner and form described below, for the benefit of the Company, equal to the cumulative balance of the sum of (i) ninety four percent (94%) of Reinsurance Premium received less (ii) one hundred percent (100%) Ceding Commission paid less (iii) one hundred percent (100%) Ultimate Net Loss (including Allocated Loss Adjustment Expenses) paid (the “cumulative balance”). Such letter of credit or trust fund shall be increased or decreased, as applicable, on a quarterly basis until the final expiration of liability under this Agreement.

The Reinsurers shall provide either (i) a clean, irrevocable, and unconditional evergreen letter(s) of credit issued by a qualified United States financial institution as defined under the Insurance Law of the Company’s domiciliary state and acceptable to the Company or (ii) in respect of an admitted Reinsurer, a trust account mutually acceptable to the Company and the Reinsurer; or in respect of a non-admitted Reinsurer, a New York Regulation 114 Credit for Reinsurance compliant trust account. For purposes herein, an “admitted Reinsurer” shall mean any Reinsurer which under applicable law qualifies for the Company to receive full credit with the insurance regulatory authority having jurisdiction over the Company’s reserves. In the event of a trust account, the Company and the Reinsurer agree (i) to execute a mutually acceptable trust agreement and (ii) that the Reinsurer shall manage the assets in the trust account in consultation with the Company.

The Company may drawdown on the letter of credit or the trust account to reimburse the Company for amounts due from the Reinsurer that have not been disputed by the Reinsurer and have not been paid by the Reinsurer within sixty (60) days of a non-disputed claim being submitted by the Company to the Reinsurer, and the Reinsurer is the subject of an insolvency, liquidation, or conservation proceeding, or has ceased underwriting operations or has lost more than fifty percent (50%) of its policyholders’ surplus or has made a general assignment of its assets for the benefit of creditors.

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Any interest earned on the balance of the trust account shall be paid to the Reinsurer.

ARTICLE 13

ACCOUNTS, REMITTANCES AND ULTIMATE NET LOSS SETTLEMENTS

A. Within forty five (45) days following the end of each quarter, the Company shall report to the Reinsurers the amount of the following with regards to such quarter and on a cumulative basis:

1.	Gross Written Premium, Net Written Premium and ceded Net Written Premium by line of business;

2.	Gross Earned Premium, Net Earned Premium and ceded Net Earned Premium by line of business;

3.	Ceding Commission paid and unpaid;

4.	Ultimate Net Loss and Ceded Ultimate Net Loss paid by line of business;

5.	Ultimate Net Loss and Ceded Ultimate Net Loss outstanding, including incurred but not reported amounts, by line of business;

6.	Ultimate Net Loss and Ceded Ultimate Net Loss in respect of the Terrorism Occurrence Limit, PCS Catastrophe Occurrence Limit, Allocated Loss Adjustment Expense Limit and Extra Contractual Obligations, Loss Excess of Policy Limits and Mass Tort Limits;

7.	Salvage recovered and ceded Salvage recovered by line of business;

8.	Premium amounts calculated in accordance with the Article entitled REINSURANCE PREMIUM AND REINSURERS’ MARGIN;

9.	Ceded Unearned Premium Reserve;

10.	Funds Held Account balance.

In addition to the above, if the Company experiences any of the Triggering Events under section C. of Article 12, the Company shall immediately notify the Reinsurers in writing.

Reports shall continue until the final settlement of all Ultimate Net Loss hereunder.

B. Ultimate Net Loss settlements by the Reinsurers to the Company shall be made within fifteen (15) days following the Reinsurers’ receipt of the Company’s quarterly report or sixty (60) days in arrears of the respective quarter end, whichever is later.

C. Ultimate Net Loss recoverable hereunder shall be first settled by debit to the Funds Held Account. However, in the event the Funds Held Account becomes depleted through payment of amounts contractually due from the Reinsurers in accordance with this Agreement only and not a positive amount, the Reinsurers shall remit to the Company Ultimate Net Loss recoverable hereunder from other funds of the Reinsurer. However, in no event shall the Reinsurer be liable for amounts exceeding the Reinsurers’ maximum limits of liability as set forth in the Article entitled REINSURANCE COVERAGE, LIMITS AND AGGREGATE LIMIT.

In the event of the diminution of the Funds Held Account for any reason other than in accordance with this Agreement, including insolvency of the Company, or by the Company’s failure to establish and/or maintain the Funds Held Account, the liability of the Reinsurers shall be reduced by an amount equal to such reduction in the Funds Held Account.

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D. Notwithstanding the above, the Company shall advise the Reinsurer promptly (but no later than thirty [30]) days from the date the Company determines that a loss may result in a claim hereunder or may materially affect the position of the Reinsurers) of all Ultimate Net Losses, which, in the opinion of the Company, may result in a claim hereunder and of all subsequent developments thereto which, in the opinion of the Company, may materially affect the position of the Reinsurers. Inadvertent omission or oversight in dispatching such advises shall in no way affect the liability of the Reinsurer. However, the Company shall notify the Reinsurers of such omission or oversight promptly upon its discovery.

E. All Ultimate Net Loss settlements made by the Company on Business Covered, whether under Policy terms and conditions or by way of compromise, shall be in the sole discretion of the Company and shall be unconditionally binding on the Reinsurers, subject always to the terms conditions and exclusions of this Agreement. Upon reasonable evidence of the amount due, the Reinsurers shall pay or allow, as applicable, their proportional share of each such settlement in accordance with this Agreement. Reasonable evidence of the amount due shall consist of a certification by the Company, accompanied by proof of loss documentation the Company customarily presents with its claims payment requests, that the amount requested to be paid and submitted by the certification is, upon information and belief, due and payable to the Company by the Reinsurers under the terms and conditions of this Agreement.

F. When so requested in writing, the Company shall afford the Reinsurers or their representatives an opportunity to be associated with the Company, at the expense of the Reinsurers, in the defense of any claim, suit or proceeding involving this Agreement, and the Company and the Reinsurers shall cooperate in every respect in the defense of such claim, suit or proceeding, provided that the Company shall have the right to make any decision in the event of disagreement over any matter of defense or settlement.

ARTICLE 14

SPECIAL TERMINATION

A. The Company may terminate this Agreement upon the happening of any one of the following circumstances at any time by the giving of thirty (30) days prior written notice to the subscribing Reinsurer and may also commute this Agreement in accordance with section C. below:

1. The Reinsurer ceases active underwriting operations or a State Insurance Department or other legal authority orders the Reinsurer to cease writing business in all jurisdictions. Or

2. The Reinsurer has filed a plan to enter into a Scheme of Arrangement or similar procedure. “Scheme of Arrangement” is defined as a legislative or regulatory process that provides a solvent Reinsurer the opportunity to settle its obligations with the Company either (i) without the Company’s unrestrained consent or (ii) prior to the Company having the ability to determine, with exact certainty, the actual amount of the obligations still outstanding and ultimately due to the Company. Or

3. The Reinsurer has: a) become insolvent, b) been placed under supervision (voluntarily or involuntarily), c) been placed into liquidation or receivership, or d) had instituted against it proceedings for the appointment of a supervisor, receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations. Or

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4. A reduction in the Reinsurer’s surplus, or financial strength rating occurs:

a. As respects Reinsurers domiciled in the United States of America, (i) the Reinsurer’s policyholders’ surplus (“PHS”) has been reduced by, whichever is greater, twenty five percent (25%) of the amount of PHS at the inception of this Agreement or twenty five percent (25%) of the amount of PHS stated in its last filed quarterly or annual statutory statement with its state of domicile; notwithstanding, this provision shall not apply should the Reinsurer’s remaining PHS be greater than one billion dollars ($1,000,000,000); or (ii) the Reinsurer’s A.M. Best’s insurer financial strength rating becomes less than “A-”.

b. As respects Reinsurers domiciled outside the United States of America, other than Lloyd’s Syndicates (i) the Reinsurer’s Capital & Surplus (“C&S”) has been reduced by, whichever is greater, twenty five percent (25%) of the published currency amount of C&S at the inception of this Agreement or twenty five percent (25%) of the published currency amount of C&S stated in its last filed financial statement with its local regulatory authority; or (ii) as respects Lloyd’s Syndicates, the Syndicate’s total stamp capacity has been reduced by more than twenty five percent (25%) of the amount of total stamp capacity which stood at the inception of this Agreement. (This provision does not apply to any Lloyd’s Syndicate that voluntarily reduces its total stamp capacity.) or (iii) the Reinsurer’s A.M. Best’s insurer financial strength rating becomes less than “A-” or the Reinsurer’s Standard & Poor’s Insurance Rating becomes less than “A”. Or

5. The Reinsurer has entered into a definitive agreement to (a) become merged with, acquired or controlled by any company, corporation or individual(s) not controlling or affiliated with the party’s operations previously; or (b) directly or indirectly assign all or essentially all of its entire liability for Obligations under this Agreement to another party, other than with affiliated companies with substantially the same or greater net worth, without the Company’s prior written consent. Or

6. There is a severance or obstruction of free and unfettered communication and/or normal commercial or financial intercourse between the United States of America and the country in which the Reinsurer is incorporated or has its principal office as a result of war, currency regulations or any circumstances arising out of political, financial or economic uncertainty.

In the event that notice of termination is given by reason of an event described in A4 above (the “Termination Notice”) and prior to the effective date of the termination (the “Termination Date”), the Chief Financial Officer of the Reinsurer represents and certifies in writing to the Company that (i) the deterioration of the Reinsurer’s financial condition is the direct and sole result of a recent major property catastrophe(s) or the result of an Act(s) of Terrorism (either the “Event”) and (ii) that it is actively seeking and has a high probability of successfully obtaining additional capital to substantially replace the capital loss because of the Event (the “Extension Notice”), the Termination Date shall be extended an additional thirty (30) days from the Termination Date (the “Extended Termination Date”). If prior to the Extended Termination Date, the Chief Financial Officer of the Reinsurer represents and certifies in writing to the Company that (a) it has raised sufficient capital so as to return its PHS or C&S to within ten percent (10%) of the Reinsurer’s PHS or C&S last filed with its domiciliary regulatory authorities prior to the Event, (b) obtained reinstatement of its AM Best rating of “A-” or higher and (c) as respects Reinsurers domiciled in the United States of America, raised its adjusted capital to at least two hundred fifty percent (250%) of its authorized control level risk-based capital, the Termination Notice shall be null and void. Otherwise, this Agreement shall terminate on the Extended Termination Date in the manner described in the Termination Notice.

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B. In the event the Company elects to terminate this Agreement, the Company shall, with the notice of termination, specify that termination will be on a cut-off basis, in which event the Company shall relieve the Reinsurer for losses occurring subsequent to the specified termination date, and the Reinsurer shall return to the Company the Reinsurer’s portion of the unearned premium reserve for all in force Policies less previously paid Ceding Commission on such unearned premium reserve.

C. The Company may elect to commute this Agreement, in accordance with sections B. C. and D. of the Article entitled COMMUTATION, if the Reinsurer has suffered one of the circumstances listed in section A. above and if the present value commutation payment, as calculated in accordance with subsection 1 of section B of the Article entitled COMMUTATION, is less than or equal to the sum of (i) ninety four percent (94%) of Reinsurance Premium received less (ii) one hundred percent (100%) Ceding Commission paid on such Reinsurance Premium less (iii) one hundred percent (100%) ceded paid Ultimate Net Loss. Otherwise, the Company may only commute under this Special Termination Article with mutual agreement of the Reinsurer.

D. The Reinsurers may terminate this Agreement upon the happening of any one of the following circumstances at any time by the giving of thirty (30) days prior written notice to the Company:

1. The Company ceases active underwriting operations or a State Insurance Department or other legal authority orders the Company to cease writing business in all jurisdictions. Or

2. The Company has: a) become insolvent, b) been placed under supervision (voluntarily or involuntarily), c) been placed into liquidation or receivership, or d) had instituted against it proceedings for the appointment of a supervisor, receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations. Or

3. The financial strength rating of any reinsured company hereunder becomes less than “A-” or is no longer rated by A.M. Best. Or

4. The Company’s statutory policyholders’ surplus (“PHS”) has been reduced by, whichever is greater, twenty-five percent (25%) of the amount of statutory PHS at the Effective Date of this Agreement or twenty-five percent (25%) of the amount of statutory PHS stated in its last filed quarterly or annual statutory statement with its state of domicile; however, this event shall not trigger termination if the reduction in statutory PHS is due to a capital management reorganization of the Company. Or

5. The Company fails to pay Initial Reinsurers’ Margin or Interest Credit Payment to the Reinsurers within thirty (30) days of the Reinsurers’ written request to pay such Initial Reinsurers’ Margin or Interest Credit Payment that is past due hereunder.

In the event the Reinsurers elect to terminate, the Reinsurers shall, with the notice of termination, terminate this Agreement on a run-off basis. The Reinsurers shall be liable for all losses occurring in respect of all in force Policies until the earlier of the expiration or the anniversary date of the Company’s Policies, but not to exceed twelve (12) months plus odd time. In the event that any Policy is required by statute or regulation or order to be continued in force, the Reinsurers will continue to remain liable with respect to each such Policy until the Company may legally cancel, non-renew or otherwise eliminate liability under such Policy but not to exceed (12) months plus odd time.

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ARTICLE 15

COMMUTATION

A. This Agreement shall be commuted at one hundred twenty (120) months from the expiration or termination of this Agreement, or earlier as mutually agreed by the Company and the Reinsurers (the “Commutation Date”).

B. Upon the Commutation Date,

1. the Reinsurers shall pay to the Company the present value of ceded Ultimate Net Loss outstanding and Incurred But Not Reported Ultimate Net Loss and any Ceding Commission adjustment along with special interest, calculated in accordance with the Article entitled CEDING COMMISSION as of the Commutation Date, utilizing an annual effective interest rate of three percent (3%);

2. the Company shall pay to the Reinsurers one hundred percent (100%) of the balance of the Funds Held Account, which may be held in either a Segregated Account or Trust Account, as applicable, at the Commutation Date. If funds are held in a Segregated Account, any amount remaining in the Segregated Account, after payment of the Funds Held Account balance to the Reinsurers at the Commutation Date, shall be retained by the Company; if funds are held in a Trust Account, any amount remaining in the Trust Account, after payment of the Funds Held Account balance to the Reinsurers at the Commutation Date, shall be returned to the Company.

C. If the Reinsurers and the Company are not able to agree on such present value determination, such calculation shall be performed by an independent actuarial firm as mutually agreed by the Company and the Reinsurers. If the parties cannot mutually agree on an independent actuarial firm, each party shall nominate one firm and the decision shall be made by drawing lots. The cost of such actuarial firm will be split evenly between the Company and the Reinsurers.

D. Upon Commutation, the Company and the Reinsurers shall receive a full and final release of all current and future liability under this Agreement.

ARTICLE 16

CURRENCY

A. Whenever the word “dollars” or the “$” appears in this Agreement, they shall be construed to mean United States Dollars and all transactions under this Agreement shall be in United States Dollars.

B. Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

ARTICLE 17

FEDERAL EXCISE TAX AND OTHER TAXES

A. To the extent that any portion of the Reinsurance Premium for this Agreement is subject to the Federal Excise Tax (as imposed under Section 4371 of the Internal Revenue Code) and a subscribing Reinsurer is not exempt therefrom, such Reinsurer shall allow for the purpose of paying the Federal Excise Tax, a deduction by the Company of the applicable percentage of the Reinsurance Premium payable hereon. In the event of any return of Reinsurance Premium

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becoming due hereunder, the Reinsurer shall deduct the same applicable percentage from the return Reinsurance Premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government. In the event of any uncertainty, upon the written request of the Company, the Reinsurer will immediately file a certificate signed by a senior corporate officer of the Reinsurer certifying to its entitlement to the exemption from the Federal Excise Tax with respect to one or more transactions.

B. In consideration of the terms under which this Agreement is issued, the Company undertakes not to claim any deduction of the Reinsurance Premium hereon when making Canadian tax returns or when making tax returns other than Income or Profits Tax returns, to any State or Territory of the United States of America or to the District of Columbia.

ARTICLE 18

RESERVES

(This Article shall apply to any Reinsurer who does not qualify for full credit with any insurance regulatory authority having jurisdiction over the Company’s reserves).

A. If, at any time during the period of this Agreement and thereafter the reinsurance provided by a Reinsurer participating in this Agreement does not qualify for full statutory accounting credit for reinsurance by regulatory authorities having jurisdiction over the Company (whether by reason of lack of license, accreditation or otherwise) such that a financial penalty to the Company would result on any statutory statement or report the Company is required to make or file with insurance regulatory authorities (or a court of law in the event of insolvency), the Reinsurer shall secure the Reinsurer’s share of Obligations for which such full statutory credit is not granted by those authorities in a manner, form, and amount described in B.2. below acceptable to all applicable insurance regulatory authorities in accordance with this Article.

B. The Reinsurer shall secure such obligations, within thirty (30) days after the receipt of the Company’s written request regarding the Reinsurer’s share of obligations under this Agreement (but not later than December 31) of each year by either:

1. Clean, irrevocable, and unconditional evergreen letter(s) of credit issued and confirmed, if confirmation is required by the applicable insurance regulatory authorities, by a qualified United States financial institution as defined under the Insurance Law of the Company’s domiciliary state and acceptable to the Company and to insurance regulatory authorities;

2. A trust account meeting at least the standards of New York’s Insurance Regulation 114 and the Insurance Law of the Company’s domiciliary state; or

3. Cash advances or funds withheld or a combination of both, which will be under the exclusive control of the Company (“Funds Deposit”).

C. The “Obligations” referred to herein means, subject to the preceding paragraphs, the then current (as of the end of each calendar quarter) sum of any:

1. amount of the ceded unearned premium reserve for which the Reinsurer is responsible to the Company;

2. amount of Ultimate Net Loss and other amounts paid by the Company for which the Reinsurer is responsible to the Company but has not yet paid;

3. amount of ceded reserves (including incurred but not reported) for Ultimate Net Loss for which the Reinsurer is responsible to the Company;

4. amount of return and refund premiums paid by the Company for which the Reinsurer is responsible to the Company but has not yet paid.

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D. The Company, or its successors in interest, may draw, at any time and from time to time, upon the:

1. Established letter of credit (or subsequent cash deposit);

2. Established trust account (or subsequent cash deposit); or

3. Funds Deposit;

without diminution or restriction because of the insolvency of either the Company or the Reinsurer for one or more of the following purposes set forth below.

E. Draws shall be made only for the following purposes:

1. To make payment to and reimburse the Company for the Reinsurer’s share of Ultimate Net Loss and other amounts paid by the Company under its Policies and for which the Reinsurer is responsible under this Agreement that is due to the Company but unpaid by the Reinsurer including but not limited to the Reinsurer’s share of premium refunds and returns; and

2. To obtain a cash advance of the entire amount of the remaining balance under any letter of credit in the event that the Company:

a) has received notice of non-renewal or expiration of the letter of credit or trust account;

b) has not received assurances satisfactory to the Company of any required increase in the amount of the letter of credit or trust account, or its replacement or other continuation of the letter of credit or trust account at least thirty (30) days before its stated expiration date;

c) has been made aware that others may attempt to attach or otherwise place in jeopardy the security represented by the letter of credit or trust account; or

d) has concluded that the trustee or issuing (or confirming) bank’s financial condition is such that the value of the security represented by the letter of credit or trust account may be in jeopardy;

e) and under any of those circumstances where the Reinsurer’s entire Obligations, or part thereof, under this Agreement remain un-liquidated and un-discharged at least thirty (30) days prior to the stated expiration date or at the time the Company learns of the possible jeopardy to the security represented by the letter of credit or trust account.

F. If the Company draws on the letter of credit or trust account to obtain a cash advance, the Company will hold the amount of the cash advance so obtained in the name of the Company in any qualified United States financial institution as defined under the Insurance Law of the Company’s domiciliary state in trust solely to secure the Obligations referred to above and for the use and purposes enumerated above and to return any balance thereof to the Reinsurer:

1. Upon the complete and final liquidation and discharge of all of the Reinsurer’s Obligations to the Company under this Agreement; or

2. In the event the Reinsurer subsequently provides alternate or replacement security consistent with the terms hereof and acceptable to the Company.

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G. The Company will prepare and forward at annual intervals or more frequently as determined by the Company, but not more frequently than quarterly to the Reinsurer a statement for the purposes of this Article, showing the Reinsurer’s share of Obligations as set forth above. If the Reinsurer’s share thereof exceeds the then existing balance of the security provided, the Reinsurer will, within fifteen (15) days of receipt of the Company’s statement, but never later than December 31 of any year, increase the amount of the letter of credit, (or subsequent cash deposit), trust account or Funds Deposit to the required amount of the Reinsurer’s share of Obligations set forth in the Company’s statement, but never later than December 31 of any year. If the Reinsurer’s share thereof is less than the then existing balance of the security provided, the Company will release the excess thereof to the Reinsurer upon the Reinsurer’s written request. The Reinsurer will not attempt to prevent the Company from holding the cash advance or Funds Deposit so long as the Company is acting in accordance with this Article. The Company shall pay interest earned on the deposited amounts to the Reinsurer as the parties shall have agreed.

H. Any assets deposited to a trust account will be valued according to their current fair market value and will consist only of cash (U.S. legal tender), certificates of deposit issued by a qualified United States financial institution as defined under the Insurance Law of the Company’s domiciliary state and payable in cash, and investments of the types no less conservative than those specified in Section 1404 (a)(1)(2)(3)(8) and (10) of the New York Insurance Law and which are admitted assets under the Insurance Law of the Company’s domiciliary state. Investments issued by the parent, subsidiary, or affiliate of either the Company or the Reinsurer will not be eligible investments. All assets so deposited will be accompanied by all necessary assignments, endorsements in blank, or transfer of legal title to the trustee in order that the Company may negotiate any such assets without the requirement of consent or signature from the Reinsurer or any other entity.

I. All settlements of account between the Company and the Reinsurer will be made in cash or its equivalent. All income earned and received by the amount held in an established trust account will be added to the principal.

J. The Company’s “successors in interest” will include those by operation of law, including without limitation, any liquidator, rehabilitator, receiver, or conservator.

K. The Reinsurer will take any other reasonable steps that may be required for the Company to take full credit on its statutory financial statements for the reinsurance provided by this Agreement.

L. The Company shall reimburse the Reinsurer for all actual annual costs arising out of the requirement to provide such collateral as outlined above. The annual security costs will not be deducted from the Funds Held Account.

ARTICLE 19

EXTRA CONTRACTUAL OBLIGATIONS/LOSS EXCESS OF POLICY LIMITS

A. “Extra-Contractual Obligations” means those liabilities not covered under any other provision of this Agreement, other than Loss Excess of Policy Limits, including but not limited to compensatory, consequential, punitive, or exemplary damages together with any legal costs and expenses incurred in connection therewith, paid as damages or in settlement by the Company arising from an allegation or claim of its insured, its insured’s assignee, or other third party, which alleges negligence, gross negligence, bad faith or other tortious conduct on the part of the Company in the handling, adjustment, rejection, defense or settlement of a claim under a Policy that is Business Covered hereunder.

20.

“Loss Excess of Policy Limits” means any amount of loss, together with any legal costs and expenses incurred in connection therewith, paid as damages or in settlement by the Company in excess of its Policy Limits, but otherwise within the coverage terms of the Policy, arising from an allegation or claim of its insured, its insured’s assignee, or other third party, which alleges negligence, gross negligence, bad faith or other tortious conduct on the part of the Company in the handling of a claim under a Policy or bond that is Business Covered hereunder, in rejecting a settlement within the Policy Limits, in discharging a duty to defend or prepare the defense in the trial of an action against its insured, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action. For the avoidance of doubt, the decision by the Company to settle a claim for an amount within the coverage of the Policy but not within the Policy Limit when the Company has reasonable basis to believe that it may have liability to its insured or assignee or other third party on the claim will be deemed a Loss Excess of Policy Limits. A reasonable basis shall mean the opinion of counsel assigned to defend the insured or otherwise retained by the Company that a verdict excess of the Policy Limits would more likely than not result if the case should go to trial. If time allows, the Company will endeavor to provide Reinsurers an explanation relating to the Company’s motivation for settlement and obtain the Reinsurers’ prior counsel and concurrence in the Company’s action.

B. An Extra-Contractual Obligation or a Loss Excess of Policy Limits shall be deemed to have occurred on the same date as the loss covered under the Company’s original Policy and shall be considered part of the original loss (subject to other terms of this Agreement.)

C. Neither an Extra-Contractual Obligation nor a Loss Excess of Policy Limits shall include a loss incurred by the Company as the result of any fraudulent or criminal act directed against the Company by any officer or director of the Company acting individually or collectively or in collusion with any other organization or party involved in the presentation, defense, or settlement of any claim under this Agreement.

D. The Company shall be indemnified in accordance with this Article to the extent permitted by applicable law.

ARTICLE 20

OFFSET

The Company and the Reinsurers shall have the right to offset any balance or amounts due from one party to the other under the terms of this Agreement. The party asserting the right of offset may exercise such right any time whether the balances due are on account of Reinsurance Premiums, Ceding Commission, return Ceding Commission, Ultimate Net Loss, or any other balances due or owed between the Company and the Reinsurers and immediately inform the Intermediary. In the event of insolvency of either party to this Agreement, then offsets shall be as permitted by applicable law and must not be contrary to Sections 1308 and 7427 of the New York Insurance Law.

ARTICLE 21

ERRORS AND OMISSIONS

Inadvertent delays, errors or omissions made by either party in connection with this Agreement (including the reporting of claims) shall not relieve the other party from any liability which would have attached had such error or omission not occurred, provided always that such error or omission shall be rectified as soon as possible, that the liability of the Reinsurers shall

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not extend beyond the coverage provided by this Agreement nor extend coverage to Policies that are not Business Covered hereunder. This Article shall not apply to a sunset provision, if any, in this Agreement, nor to a commutation made in connection with this Agreement.

ARTICLE 22

ACCESS TO RECORDS

A. The Company shall place at the disposal of the Reinsurers at all reasonable times, and the Reinsurers shall have the right to inspect (and make reasonable copies at the Reinsurers’ expense), with prior written notice to the Company of not less than five (5) business days, through their designated representatives, during the Term of this Agreement and thereafter, all non-privileged books, records and papers of the Company directly related to any reinsurance hereunder, or the subject matter hereof, provided that if a Reinsurer has ceased active market operations, this right of access shall be subject to that Reinsurer being current in all payments owed the Company that are not currently the subject of a dispute. For the purposes of this Article, “non-privileged” refers to books, records and papers that are not subject to the Attorney-client privilege and Attorney-work product doctrine. The term “dispute” shall be as defined consistent with the NAIC Annual Statement Instructions.

B. “Attorney-client privilege” and “Attorney-work product” shall have the meanings ascribed to each by statute and/or the court of final adjudication in the jurisdiction whose laws govern the substantive law of a claim arising under a Policy reinsured under this Agreement.

C. Notwithstanding anything to the contrary in this Agreement, for any claim or loss under a Policy reinsured under this Agreement, should the Reinsurer assert, pursuant to the Common Interest Doctrine (“Doctrine”), that it has the right to examine any document that the Company alleges is subject to the Attorney-client privilege or Attorney-work product privilege, upon the Reinsurer providing to the Company substantiation of any law which reasonably supports the basis for the Reinsurer’s conclusion that the Doctrine applies and the Doctrine will be upheld as applying between the Company and the Reinsurer as against third parties pursuant to the substantive law(s) which govern the claim or loss, the Company shall give the Reinsurer access to such document.

D. Notwithstanding the foregoing, the Company shall permit and not object to the Reinsurer’s access to privileged documents in connection with the underlying claim reinsured hereunder following final settlement or final adjudication of the case or cases involving such claim; provided that the Company may defer release of such privileged documents if there are subrogation, contribution, or other third party actions with respect to that claim or case, which might jeopardize the Company’s defense by release of such privileged documents. In the event the Company shall seek to defer such release of such privileged documents, it will, in consultation with the Reinsurer, take other steps as reasonably necessary to provide the Reinsurer with the information it reasonably requires to evaluate exposure, establish reserves or indemnify the Company without causing a loss of such privileges. The Reinsurer, however, shall not have access to privileged documents relating to any dispute between the Company and the Reinsurer. Furthermore, in the event the Reinsurer demonstrates a need for information contained in the privileged documents prior to the resolution of the underlying claim, the Company agrees it will endeavor to undertake steps as reasonably necessary to provide the Reinsurer with the information it reasonably requires to indemnify the Company without causing a loss of such privilege.

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ARTICLE 23

INSOLVENCY

(This Article shall be deemed to read as required to meet the statutory insolvency clause requirements of the Company.)

A. In the event of insolvency or the appointment of a conservator, liquidator, or statutory successor of the Company, the portion of any risk or obligation assumed by the Reinsurers shall be payable to the conservator, liquidator, or statutory successor on the basis of claims allowed against the insolvent Company by any court of competent jurisdiction or by any conservator, liquidator, or statutory successor of the Company having authority to allow such claims, without diminution because of that insolvency, or because the conservator, liquidator, or statutory successor has failed to pay all or a portion of any claims.

B. Payments by the Reinsurers as above set forth shall be made directly to the Company or to its conservator, liquidator, or statutory successor, except where this Agreement of reinsurance specifically provides another payee of such reinsurance or except as provided by applicable law and regulation (such as subsection (a) of section 4118 of the New York Insurance laws) in the event of the insolvency of the Company.

C. In the event of the insolvency of the Company, the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurers of the pendency of a claim against the insolvent Company on the Policy or Policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding and during the pendency of such claim any Reinsurers may investigate such claim and interpose, at their own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurers shall be chargeable subject to court approval against the insolvent Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurers.

D. Where two (2) or more Reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Company.

ARTICLE 24

CONFIDENTIALITY AND PRIVACY AND PROTECTION OF DATA

A. Confidentiality – The information, data, statements, representations and other materials provided by the Company or the Reinsurers to the other arising from consideration and participation in this Agreement whether contained in the reinsurance submission, this Agreement, or in materials or discussions arising from or related to this Agreement, may contain confidential or proprietary information as expressly indicated by the disclosing party (“Disclosing Party”) in writing from time to time to the other party of the respective parties (“Confidential Information”). This Confidential Information is intended for the sole use of the parties to this Agreement (and their affiliates and any third party services providers providing services related to this Agreement or involved in management or operation of assumed reinsurance business, retrocessionaires, prospective retrocessionaires, intermediaries involved in such placements, respective auditors and legal counsel) as may be necessary in analyzing and/or accepting a participation in and/or executing their respective responsibilities under or related to this Agreement. Disclosing or using Confidential Information relating to this Agreement, without the prior written consent of the Disclosing Party, for any purpose beyond (i) the scope of this

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Agreement, (ii) the reasonable extent necessary to perform rights and responsibilities expressly provided for under this Agreement, (iii) the reasonable extent necessary to administer, report to and effect recoveries from retrocessional reinsurers, (iv) internal reinsurance operations, (v) the reporting to regulatory or other governmental authorities as may be legally required or (vi) persons with a need to know the information, (all of the preceding persons or entities who are legally obligated by either written agreement or otherwise to maintain the confidentiality of the Confidential Information) is expressly forbidden. Copying, duplicating, disclosing, or using Confidential Information for any purpose beyond this expressed purpose is forbidden without the prior written consent of the Disclosing Party.

B. Should a party (“Receiving Party”) receive a third party demand pursuant to subpoena, summons, or court or governmental order, to disclose Confidential Information that has been provided by another party to this Agreement, the Receiving Party shall, unless prohibited by law, provide the Disclosing Party with written notice of any subpoena, summons, or court or governmental order, at least ten (10) days prior to such release or disclosure, provided response to the subpoena, summons or court or governmental order is not required before the end of the ten (10) day notice. Unless the Disclosing Party has given its prior permission to release or disclose the Confidential Information, the Receiving Party shall not comply with the subpoena prior to the actual date required by the subpoena. If a protective order or appropriate remedy is not obtained, the Receiving Party may disclose only that portion of the Confidential Information that it is legally obligated to disclose. However, notwithstanding anything to the contrary in this Agreement, in no event, to the extent permitted by law, shall this Article require the Receiving Party not to comply with the subpoena, summons, or court or governmental order.

C. Privacy and Protection of Data – Communication of all required underwriting, accounting, claims and related data (including but not limited to notices, statements, Reinsurance Premium, Ceding Commissions, Taxes, Ultimate Net Losses, salvages and Ultimate Net Loss settlements) shall be transmitted to the Company or the Reinsurers through the Intermediary.

D. The Company and the Reinsurers represent that they are aware of and in compliance with their responsibilities and obligations under applicable laws and regulations pertaining to Non-Public Personal Information and Protected Health Information (hereinafter “NPPI” and PHI”, respectively). Data conveyed through the Intermediary may include NPPI and/or PHI that is protected under applicable laws and regulations and shall be used only in the performance of rights, obligations and duties in connection with this Agreement For the purpose of this Agreement, “Non-Public Personal Information” and “Protected Health Information” shall mean financial or health information that identifies an individual, including claimants under Policies reinsured under this Agreement, and which information is not otherwise available to the public.

E. The Intermediary is authorized to receive and convey NPPI and PHI data that it has received from the parties to this Agreement or others for the sole purpose of carrying out the respective obligations of the parties under this Agreement. To the extent that this Agreement is placed in conjunction with one or more corresponding Intermediaries other than Towers Perrin, the parties hereby authorize the transmission of the relevant data through the corresponding Intermediaries whether located in the United States or any other country. The parties agree to use any NPPI and PHI data received from another party or the Intermediary only as may be necessary to satisfy their respective obligations under this Agreement. Furthermore, the parties shall maintain appropriate safeguards to protect any data received from accidental loss or unauthorized access, use or disclosure.

The Intermediary shall have no obligation to take steps to verify the accuracy of the data a party has conveyed to the other relating to this Agreement or to ensure that the data being provided by a party to this Agreement is current. The Intermediary will maintain all relevant data it has received and forwarded in conjunction with this Agreement for the period required by law, which in no event shall be less than ten (10) years.

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ARTICLE 25

ARBITRATION

A. Any and all disputes between the Company and the Reinsurers arising out of, relating to, or concerning this Agreement, whether sounding in contract or tort and whether arising during or after termination of this Agreement, shall be submitted to the decision of a board of arbitration composed of two (2) arbitrators and an umpire (“Board”) meeting at a site in the city of New York, New York. The arbitration shall be conducted under the Federal Arbitration Act and shall proceed as set forth below.

B. A notice requesting arbitration, or any other notice made in connection therewith, shall be in writing and be sent certified or registered mail, return receipt requested to the affected parties. The notice requesting arbitration shall state in particulars all issues to be resolved in the view of the claimant, shall appoint the arbitrator selected by the claimant and shall set a tentative date for the hearing, which date shall be no sooner than ninety (90) days and no later than one hundred fifty (150) days from the date that the notice requesting arbitration is mailed. Within thirty (30) days of receipt of claimant’s notice, the respondent shall notify claimant of any additional issues to be resolved in the arbitration and of the name of its appointed arbitrator.

C. The members of the Board shall be impartial, disinterested and not currently representing any party participating in the arbitration, and shall be current or former senior officers of insurance or reinsurance concerns, experienced in the line(s) of business that are the subject of this Agreement. The Company and the Reinsurer as aforesaid shall each appoint an arbitrator and the two (2) arbitrators shall choose an umpire before instituting the hearing. As time is of the essence, if the respondent fails to appoint its arbitrator within thirty (30) days after having received claimant’s written request for arbitration, the claimant is authorized to and shall appoint the second arbitrator. If the two (2) arbitrators fail to agree upon the appointment of an umpire within thirty (30) days after notification of the appointment of the second arbitrator, within ten (10) days thereof, the two (2) arbitrators shall request ARIAS U.S. (“ARIAS”) to apply its procedures to appoint an umpire for the arbitration with the qualifications set forth above in this Article. If the use of ARIAS procedures fails to name an umpire, either party may apply to a court of competent jurisdiction to appoint an umpire with the above required qualifications. The umpire shall promptly notify in writing all parties to the arbitration of his selection and of the scheduled date for the hearing. Upon resignation or death of any member of the Board, a replacement shall be appointed in the same fashion as the resigning or deceased member was appointed.

D. The claimant and respondent shall each submit initial briefs to the Board outlining the facts, the issues in dispute and the basis, authority, and reasons for their respective positions within thirty (30) days of the date of notice of appointment of the umpire. The claimant and the respondent may submit a reply brief to the Board within ten (10) days after filing of the initial brief(s). Initial and reply briefs may be amended by the submitting party at any time, but not later than ten (10) days prior to the date of commencement of the arbitration hearing. Reasonable responses shall be allowed at the arbitration hearing to new material contained in any amendments filed to the briefs but not previously responded to.

E. The Board shall consider this Agreement as an honorable engagement and make a decision and award with regard to the terms expressed in this Agreement, the original intentions of the parties to the extent reasonably ascertainable, and the custom and usage of the insurance and reinsurance business that is the subject of this Agreement. Notwithstanding any other provision of this Agreement, the Board shall have the right and obligation to consider Underwriting and submission-related documents in any dispute between the parties.

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F. The Board shall be relieved of all judicial formalities and the decision and award shall be based upon a hearing in which evidence shall be allowed though the formal rules of evidence shall not strictly apply. Cross examination and rebuttal shall be allowed. The Board may request a post-hearing brief to be submitted within twenty (20) days of the close of the hearing.

G. The Board shall render its decision and award in writing within thirty (30) days following the close of the hearing or the submission of post-hearing briefs, whichever is later, unless the parties consent to an extension. Every decision by the Board shall be by a majority of the members of the Board and each decision and award by the majority of the members of the Board shall be final and binding upon all parties to the proceeding. Such decision shall be a condition precedent to any right of legal action arising out of the arbitrated dispute which either party may have against the other. However, the Board is not authorized to award punitive, exemplary or enhanced compensatory damages.

H. The Board may award (i) interest at a rate not in excess of that set forth in the Article entitled LATE PAYMENTS, calculated from the date the Board determines that any amounts due the prevailing party should have been paid to the prevailing party and (ii) applicable Attorneys’ fees and costs.

I. Either party may apply to a court of competent jurisdiction for an order confirming any decision and the award; a judgment of that Court shall thereupon be entered on any decision or award. Each party shall bear the expense of its own attorney.

J. Except in the event of a consolidated arbitration, each party shall bear the expense of the one arbitrator appointed by or for it and shall jointly and equally bear with the other party the expense of any stenographer requested, and of the umpire. The remaining costs of the arbitration proceedings shall be finally allocated by the Board.

K. Subject to customary and recognized legal rules of privilege, each party participating in the arbitration shall have the obligation to produce those documents and as witnesses at the arbitration those of its employees, and those of its affiliates as any other participating party reasonably requests, providing always that the same witnesses and documents be obtainable and relevant to the issues before the arbitration and not be unduly burdensome or excessive in the opinion of the Board.

L. The parties may mutually agree to pre-hearing discovery prior to the arbitration hearing and in the absence of agreement, upon the request of any party, pre-hearing discovery may be conducted as the Board shall determine in its sole discretion to be in the interest of fairness, full disclosure, and in furtherance of a prompt hearing, decision and award by the Board.

M. The Board shall be the final judge of the composition of the Board, the procedures of the Board, the conduct of the arbitration, of the rules of evidence, the rules of privilege, discovery and production and of excessiveness and relevancy of any witnesses and documents upon the petition of any participating party. To the extent permitted by law, the Board shall have the authority to issue subpoenas and other orders to enforce their decisions. The Board shall also have the authority to issue interim decisions or awards in the interest of fairness, full disclosure, and a prompt and orderly hearing and decision and award by the Board.

N. Upon request made to the Board not later than ten (10) days after the umpire’s appointment, the Board may order a consolidated hearing as respects common issues between the Company and all affected Reinsurers participating in this Agreement if the Board is satisfied in its discretion that the issues in dispute affect more than one Reinsurer and a consolidated hearing would be in the interest of fairness, and a prompt and cost effective resolution of the issues in dispute.

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O. If the parties mutually agree to or the Board orders a consolidated hearing, all other affected participating Reinsurers shall join and participate in the arbitration under time frames established by the Board and will be bound by the Board’s decision and award unless excused by the Board in its discretion. A consolidated hearing shall not result in any change or modification of any Reinsurer’s liability for its participation, that is several, but not joint shall remain the same.

P. Any Reinsurer may decline to actively participate in a consolidated arbitration if in advance of the hearing, that Reinsurer shall file with the Board a written agreement in form satisfactory to the Board to be bound by the decision and award of the Board in the same fashion and to the same degree as if it actively participated in the arbitration.

Q. In the event of an order of consolidation by the Board, the arbitrator appointed by the original Reinsurer shall be subject to being, and may be, replaced within thirty (30) days of the decision to have a consolidated arbitration by an arbitrator named collectively by the Reinsurers or in the absence of agreement, by the Lead Reinsurer, or if there is no Lead Reinsurer involved in the dispute, the Reinsurer with the largest participation in this Contract affected by the dispute. In the event two (2) or more Reinsurers affected by the dispute each have the same largest participation, they shall agree among themselves as to the replacement arbitrator, if any, to be appointed. The umpire shall be the final determiner in the event of any dispute over replacement of that arbitrator. All other aspects of the arbitration shall be conducted as provided for in this Article provided that (1) each party actively participating in the consolidated arbitration will have the right to its own attorney, position, and related claims and defenses; (2) each party will not, in presenting its position, be prevented from presenting its position by the position set forth by any other party; and (3) the cost and expense of the arbitration, exclusive of Attorneys’ fees (which will be borne exclusively by the respective retaining party unless otherwise determined by the Board) but including the expense of any stenographer by each party actively participating in the consolidated arbitration or as the Board shall determine to be fair and appropriate under the circumstances.

R. Nothing in this Article shall preclude any of the parties engaged in an arbitration from settling the dispute and withdrawing from an arbitration established to resolve that dispute.

ARTICLE 26

SERVICE OF SUIT

A. This Article only applies to a Reinsurer domiciled outside of the United States and/or unauthorized in any state, territory or district of the United States having jurisdiction over the Company. Furthermore, this Article will not be read to conflict with or override any obligations of the parties to arbitrate their disputes under this Agreement. This Article is intended as an aid to compelling arbitration if called for by this Agreement or enforcing any such arbitration or arbitral award, not as an alternative to any arbitration provision in this Agreement that is applicable for resolving disputes arising out of this Agreement.

B. In the event of any dispute, the Reinsurer, at the request of the Company, shall submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of any obligation to arbitrate disputes arising from this agreement or the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

C. The Reinsurer, once the appropriate court is selected, whether such court is the one originally chosen by the Company and accepted by the Reinsurer or is determined by removal, transfer or otherwise, as provided above, will comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against any of them upon this Agreement, will abide by the final decision of such court or any Appellate Court in the event of an appeal.

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D. Service of process in any such suit against the Reinsurer may be made upon Mendes and Mount, 750 Seventh Avenue, New York, New York 10019-6829 (the “Firm”), or in substitution thereto, the firm identified by the Reinsurer on the Reinsurer’s signature page attaching to this Agreement – and that in any suit instituted, the Reinsurers shall abide by the final decision of such court or of any Appellate Court in the event of an appeal.

E. The Firm is authorized and directed to accept service of process on behalf of the Reinsurer in any such suit and/or upon the request of the Company to give a written undertaking to the Company that they shall enter a general appearance upon the Reinsurer’s behalf in the event such a suit shall be instituted.

F. Further, as required by and pursuant to any statute of any state, territory or district of the United States which makes provision therefore, the Reinsurer hereby designates the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Agreement, and hereby designates the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

ARTICLE 27

LATE PAYMENTS

A. Payments from the Reinsurers to the Company for coverage hereunder shall have as a due date the date on which the proof of loss or demand for payment is received by the Reinsurers. Payment not received within sixty (60) days of the due date shall be deemed overdue. Payment due from the Reinsurers to the Company will not be considered overdue if the Reinsurers request, in writing, that such payment be made by drawing on a letter of credit or trust fund established for this Agreement, if applicable, provided that there is an adequate balance in place, and further provided that such advice to draw is received by the Company within the sixty (60) day deadline set forth above.

The Company will provide the Reinsurers with a reasonable proof of loss or any other reasonable evidence of indemnification. If subsequent to receipt of this evidence, the information contained therein is unreasonably insufficient or not in substantial accordance with the contractual conditions of this Agreement, then the payment due date as specified above will be deemed to be the date upon which the Reinsurers received the additional information necessary to approve payment of the claim and the claim is presented in a reasonably acceptable manner. This paragraph is only for the purpose of establishing when a claim payment is overdue, and will not alter the provisions of the Article entitled ACCOUNTS, REMITTANCES AND ULTIMATE NET LOSS SETTLEMENTS or other pertinent contractual stipulations of this Agreement.

B. Payments from the Company to the Reinsurers will have a due date as the date specified in this Agreement and will be overdue sixty (60) days thereafter.

C. Interest shall accrue annually on overdue amounts at the annual United States Treasury Bill rate effective on the first business day of the year plus one hundred (100) basis points, not to exceed the highest rate allowed by law, from the date of the demand for payment until the date payment is received.

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The validity of any claim or payment may be contested under the provisions of this Agreement. If the debtor party prevails in an arbitration or any other proceeding, there shall be no interest penalty due herein. Otherwise, any interest will be calculated and due as outlined in the paragraph above.

D. Waiver

Any interest due under this Article may be waived by the party to which it is owed. Any waiver of such amounts, however, shall not affect the waiving party’s rights under this Article with respect to any other failure by the other party to make payments when due under this Article.

ARTICLE 28

REPRESENTATIONS AND WARRANTIES

A. The Company represents that it is a duly organized and validly existing insurer under the laws of the jurisdiction of its organization.

B. The Company represents that it has not received and is not relying upon any legal, tax, regulatory, accounting or other advice (whether written, oral, implied or assumed) of the Reinsurers regarding this Agreement.

C. The Company represents that it has the capacity to evaluate (internally or through independent advice) this Agreement and has consulted its own tax, accounting and legal advisors in connection with this Agreement.

D. The execution, delivery and performance of this Agreement does not violate or conflict with any law or order of government or agency applicable to it.

E. The Company warrants that the split of Business Covered hereunder shall not be less than nor more than two (2) points different than the percentages shown below of the total Net Written Premium under this Agreement.

Line of Business	Percentage of Net Written Premium

Business Automobile Liability	12.30%
Commercial Multiple Peril Liability	22.33%
Commercial Multiple Peril Property	34.61%
Other Liability	10.16%
Workers’ Compensation	20.60%

100.00%

F. The Company undertakes not to introduce, without the prior approval of the Reinsurers, any changes in its established administrative practices in respect of Business Covered hereunder to which this Agreement applies.

G. The Company undertakes not to introduce any material change in its established acceptance or underwriting policy which are less restrictive than those currently in place or any increases in the underlying policy limits in respect of the Business Covered hereunder to which this Agreement applies without prior approval of the Reinsurers

H. The Company warrants the rate changes filed to date and that the Company shall not file any overall rate decreases for each line of Business Covered hereunder during the Term of this Agreement without the prior approval of the Reinsurer for any business written during the Term of this Agreement.

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ARTICLE 29

MODE OF EXECUTION

A. This Agreement may be executed by:

1. written ink signature of paper documents;

2. exchange of facsimile copies showing the written ink signature of paper documents;

3. electronic signature technology employing computer software and a digital signature or digitizer pen pad to capture a person’s handwritten signature in such a manner that:

(a) the signature is unique to the person signing;

(b) is under the sole control of the person signing;

(c) is capable of verification to authenticate the signature; and

(d) is linked to the document signed in such a manner that if the document is changed, such signature is invalidated.

B. The use of any one or a combination of the above methods of execution shall constitute a legally binding and valid signing of this Agreement. This Agreement may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

ARTICLE 30

VARIOUS OTHER TERMS

A. This Agreement shall be binding upon and inure to the benefit of the Company and Reinsurers and their respective successors and assigns provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other which consent may be withheld by either party in its sole unfettered discretion. This provision shall not be construed to preclude the assignment by the Company of reinsurance recoverables to another party for collection.

B. Except as may be provided in the Arbitration Article, this Agreement shall be governed by and construed according to the laws of the State of New York.

C. The headings preceding the text of the Articles and paragraphs of this Agreement are intended and inserted solely for the convenience of reference and shall not affect the meaning, interpretation, construction or effect of this Agreement.

D. This Agreement is solely between the Company and the Reinsurers, and in no instance shall any insured, claimant or other third party have any rights under this Agreement unless expressly provided by an endorsement to this Agreement signed by the Reinsurers.

E. In the event any provision of this Agreement is rendered illegal or unenforceable in any jurisdiction, such provision will be considered void as respects that jurisdiction only, and such a consideration will not affect the validity or enforceability of any provision of this Agreement in any other jurisdiction.

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F. The failure of the Company or Reinsurers to insist on strict compliance with this Agreement or to exercise any right or remedy shall not constitute a waiver of any rights contained in this Agreement nor estop the parties from thereafter demanding full and complete compliance nor prevent the parties from exercising any remedy.

G. Each party shall be excused for any reasonable failure or delay in performing any of its respective obligations under this Agreement, if such failure or delay is caused by Force Majeure. “Force Majeure” shall mean any act of God, strike, lockout, act of public enemy, any accident, explosion, fire, storm, earthquake, flood, drought, peril of sea, riot, embargo, war or foreign, federal, state or municipal order or directive issued by a court or other authorized official, seizure, requisition or allocation, any failure or delay of transportation, shortage of or inability to obtain supplies, equipment, fuel or labor or any other circumstance or event beyond the reasonable control of the party relying upon such circumstance or event; provided, however, that no such Force Majeure circumstance or event shall excuse any failure or delay beyond a period exceeding ten (10) days from the date such performance would have been due but for such circumstance or event.

H. All Articles of this Agreement shall survive the termination of this Agreement until all obligations between the parties have been finally settled.

I. Whenever the content of this Agreement requires, the gender of all words shall include the masculine, feminine and neuter, and the number of all words shall include the singular and the plural.

J. As required by the NAIC Property and Casualty Statement of Statutory Accounting Principles 62(8)(d), the Company shall furnish the Reinsurers a periodic statement showing reporting of premiums and losses and such other information that relate to the Business Covered in this Agreement as may be needed for Reinsurer’s completion of financial statements to regulatory authorities.

K. This Agreement constitutes the entire agreement between the parties with respect to the Business Covered hereunder. There are no understandings between the parties other than as expressed in this Agreement. Any change or modification to this Agreement will be made by written amendment to this Agreement and signed by the parties hereto. The proceeding notwithstanding, nothing in this Agreement shall be construed to limit the admissibility of evidence regarding the formation, interpretation, purpose or intent of this Agreement.

L. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.

ARTICLE 31

INTERMEDIARY

A. Towers Watson Pennsylvania Inc. d/b/a Towers Watson Pennsylvania Insurance Services (“Towers Watson”) (California License #0108583) is hereby recognized as the Intermediary negotiating this Agreement for all business hereunder. All communications (including but not limited to notices, statements, Reinsurance Premium, return Reinsurance Premium, Ceding Commission, taxes, Ultimate Net Loss, salvage and reports) shall be transmitted to the Company or the Reinsurers through Towers Watson. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurers. Payments by the Reinsurers to the Intermediary shall be deemed to constitute payment to the Company only to the extent such payments are actually received by the Company. In acting as Intermediary for this Agreement, the Intermediary shall comply with all aspects of New York Regulation 98 and shall be entitled to withdraw funds in accordance with section 32(a)(3) of that Regulation including commissions, excise tax and interest received on its premium and loss accounts.

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B. Whenever notice is required within this Agreement, such notice may be given by certified mail, registered mail, or overnight express mail. Notice shall be deemed to be given on the date received by the receiving party.

32.

In Witness Whereof, the Company, by its duly authorized representative, has executed this Agreement in confirmation of the terms, conditions and Reinsurers hereon:

For and on behalf of TOWER INSURANCE COMPANY OF NEW YORK, TOWER NATIONAL INSURANCE COMPANY, PRESERVER INSURANCE COMPANY, NORTH EAST INSURANCE COMPANY, CASTLEPOINT INSURANCE COMPANY, HERMITAGE INSURANCE COMPANY, KODIAK INSURANCE COMPANY, CASTLEPOINT FLORIDA INSURANCE COMPANY, AND CASTLEPOINT NATIONAL INSURANCE COMPANY

By:	/s/ Marina Contiero

Title:	Managing VP

Date:	September 26, 2013

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NUCLEAR INCIDENT EXCLUSION CLAUSE

LIABILITY – REINSURANCE – U.S.A.

1.	This Agreement does not cover any loss or liability accruing to the Cedent as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

2.	Without in any way restricting the operation of paragraph (1) of this Clause it is understood and agreed that for all purposes of this Agreement all the original Policies of the Cedent (new, renewal and replacement) of the classes specified in Clause II of this paragraph (2) from the time specified in Clause III of this paragraph (2) shall be deemed to include the following provision (specified as the Limited Exclusion Provision):

Limited Exclusion Provision*

I.	It is agreed that the Policy does not apply under any liability coverage, to

(injury, sickness, disease, death or destruction

(bodily injury or property damage

with respect to which an insured under the Policy is also an insured under a nuclear energy liability Policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such Policy but for its termination upon exhaustion of its limits of liability.

II.	Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or Policies of a similar nature; and the liability portion of combination forms related to the four classes of Policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

III.	The inception dates and thereafter of all original Policies as described in II above, whether new, renewal or replacement, being Policies which either

(a)	become effective on or after 1st May, 1960, or

(b)	become effective before that date and contain the Limited Exclusion Provision set out above; provided this paragraph (2) shall not be applicable to Family Automobile Policies, Special Automobile Policies or Policies or combination Policies of a similar nature, issued by the Cedent on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.

3.	Except for those classes of Policies specified in Clause II of paragraph (2) and without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that for all purposes of this Agreement the original liability Policies of the Cedent (new, renewal and replacement) affording the following coverages:

Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad), Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)

34.

shall be deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph (3), the following provision (specified as the Broad Exclusion Provision):

Broad Exclusion Provision*

It is agreed that the Policy does not apply:

I.	Under any Liability Coverage, to

(injury, sickness, disease, death or destruction

(bodily injury or property damage

(a)	with respect to which an insured under the Policy is also an insured under a nuclear energy liability Policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such Policy but for its termination upon exhaustion of its limit of liability; or

(b)	resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this Policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.

II.	Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to

(immediate medical or surgical relief,

(first aid,

to expenses incurred with respect to

(bodily injury, sickness, disease or death

(bodily injury

resulting from the hazardous properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.

III.	Under any Liability Coverage, to

(injury, sickness, disease, death or destruction

(bodily injury or property damage

resulting from the hazardous properties of nuclear material if

(a)	the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;

(b)	the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed or by or on behalf of an insured; or

(c)	(the injury, sickness, disease, death or destruction

(the bodily injury or property damage

arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its

35.

territories, or possessions or Canada, this exclusion (c) applies only to

(injury to or destruction of property at such nuclear facility

(property damage to such nuclear facility and any property thereat.

IV.	As used in this endorsement:

“hazardous properties” include radioactive, toxic or explosive properties; “nuclear material” means source material, special nuclear material or by-product material; “source material”, “special nuclear material” and “by-product material” have the meanings given to them in the Atomic Energy Act of 1954 or in any law amendatory thereof; “spent fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; “waste” means any waste material (1) containing by-product material and (2) resulting from the operation by any person or organization of any nuclear facility included within the definition of nuclear facility under paragraph (a) or (b) thereof; “nuclear facility” means

(a)	any nuclear reactor,

(b)	any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,

(c)	any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the Insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,

(d)	any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste,

and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material;

(with respect to injury to or destruction of property, the word “injury” or “destruction”

(“property damage” includes all forms of radioactive contamination of property.

(includes all forms of radioactive contamination of property.

V.	The inception dates and thereafter of all original Policies affording coverages specified in this paragraph (3), whether new, renewal or replacement, being Policies which become effective on or after 1st May, 1960, provided this paragraph (3) shall not be applicable to

(i)	Garage and Automobile Policies issued by the Cedent on New York risks, or

(ii)	Statutory liability insurance required under Chapter 90, General Laws of Massachusetts, until 90 days following approval of the Board Exclusion Provision by the Governmental Authority having jurisdiction thereof.

36.

4.	Without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that paragraphs (2) and (3) above are not applicable to original liability Policies of the Cedent in Canada and that with respect of such Policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters’ Association or the Independent Insurance Conference of Canada.

*Note	The words printed in italics in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability Policies which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.

37.

NUCLEAR INCIDENT EXCLUSION CLAUSE

LIABILITY – REINSURANCE – CANADA

1. This Agreement does not cover any loss or liability accruing to the Company as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber, or association.

2. Without in any way restricting the operation of paragraph 1 of this Clause it is agreed that for all purposes of this Agreement all the original liability contracts of the Company, whether new, renewal or replacement, of the following classes, namely,

Personal Liability,

Farmers Liability

Storekeepers Liability,

which become effective on or after 31st December 1984, shall be deemed to include, from their inception dates and thereafter, the following provision: —

Limited Exclusion Provision

This Policy does not apply to bodily injury or property damage with respect to which the Insured is also insured under a contract of nuclear energy liability insurance (whether the Insured is named in such contract or not and whether or not it is legally enforceable by the Insured) issued by the Nuclear Insurance Association of Canada or any other group or pool of insurers or would be an Insured under any such policy but for its termination upon exhaustion of its limit of liability.

With respect to property, loss of use of such property shall be deemed to be property damage.

3. Without in any way restricting the operation of paragraph 1 of this Clause it is agreed that for all purposes of this Agreement all the original liability contracts of the Company, whether new, renewal or replacement, of any class whatsoever (other than Personal Liability, Farmers Liability, Storekeepers Liability or Automobile Liability contracts), which become effective on or after 31st December 1984, shall be deemed to include, from their inception dates and thereafter, the following provision: —

Broad Exclusion Provision

It is agreed that this Policy does not apply:

(a)	to liability imposed by or arising under the Nuclear Liability Act; or

(b)	to bodily injury or property damage with respect to which an Insured under this Policy is also insured under a contract of nuclear energy liability insurance (whether the Insured is named in such contract or not and whether or not it is legally enforceable by the Insured) issued by the Nuclear Insurance Association of Canada or any other insurer or group or pool of insurers or would be an Insured under any such policy but for its termination upon exhaustion of its limit of liability; or

38.

(c)	to bodily injury or property damage resulting directly or indirectly from the nuclear energy hazard arising from:

(1)	the ownership, maintenance, operation or use of a nuclear facility by or on behalf of an Insured;

(2)	the furnishing by an Insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility; and

(3)	the possession, consumption, use, handling, disposal or transportation of fissionable substances or of other radioactive material (except radioactive isotopes, away from a nuclear facility, which have reached the final stage of fabrication so as to be usable for any scientific, medical, agricultural, commercial or industrial purpose) used, distributed, handled or sold by an Insured.

As used in this Policy:

(I)	The term “nuclear energy hazard” means the radioactive, toxic, explosive or other hazardous properties of radioactive material:

(II)	The term “radioactive material” means uranium, thorium, plutonium, neptunium, their respective derivatives and compounds, radioactive isotopes of other elements and any other substances that the Atomic Energy Control Board may, by regulation, designate as being prescribed substances capable of releasing atomic energy, or as being requisite for the production, use or application of atomic energy;

(III)	The term “nuclear facility” means:

(a)	any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of plutonium, thorium and uranium or any one or more of them;

(b)	any equipment or device designed or used for (i) separating the isotopes of plutonium, thorium and uranium or any one or more of the, (ii) processing or utilizing spent fuel, or (iii) handling, processing or packaging waste;

(c)	any equipment or device used for the processing, fabricating or alloying of plutonium, thorium or uranium enriched in the isotope uranium 233 or in the isotope uranium 235, or any one or more of them if at any time the total amount of such material in the custody of the Insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235.

(d)	any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste radioactive material;

and includes the site on which any of the foregoing is located, together with all operations conducted thereon and all premises used for such operations.

(IV)	the term “fissionable substance” means any prescribed substance that is, or from which can be obtained, a substance capable of releasing atomic energy by nuclear fission.

(V)	with respect to property, loss of use of such property shall be deemed to be property damage.

39.

NUCLEAR INCIDENT EXCLUSION CLAUSE – PHYSICAL DAMAGE – REINSURANCE (BRMA 35B)

1. This reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

2. Without in any way restricting the operation of paragraph (1) of this Clause, this reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

I.	Nuclear reactor power plants including all auxiliary property on the site, or

II.	Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations and “critical facilities” as such, or

III.	Installations for fabricating complete fuel elements or for processing substantial quantities of “special nuclear material” and for reprocessing, salvaging, chemically separating, storing or disposing of “spent” nuclear fuel or waste materials, or

IV.	Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.

3. Without in any way restricting the operations of paragraphs (1) and (2) hereof, this reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate:

(a)	where Reassured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

(b)	where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However, on and after 1st January 1960, this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

4. Without in any way restricting the operations of paragraphs (1), (2) and (3) hereof, this reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

5. It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reassured to be the primary hazard.

6. The term “special nuclear material” shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.

40.

7.Reassured to be sole judge of what constitutes:

(a)	substantial quantities, and

(b)	the extent of installation, plant or site.

Notes:	Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that:

(a)	All policies issued by the Reassured on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

(b)	With respect to any risk located in Canada policies issued by the Reassured on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

41.

NUCLEAR, BIOLOGICAL AND CHEMICAL EXCLUSION

This Agreement excludes all actual or threatened loss, damage, cost and expense (including all consequential loss, damage, cost or expense of any type) caused by, arising or resulting from, or in connection with:

1. any actual, alleged or threatened exposure, release, dissemination, spreading by contagion, inhalation or absorption (referred to collectively as “dissemination”), of biological and/or chemical substances, and/or

2. any actual, alleged or threatened nuclear reaction, explosion, radiation, radioactive exposure release or contamination.

Notwithstanding the above, this exclusion shall not apply to loss as a result of a workplace injury determined to be compensable under the jurisdictional laws in which the Company conducts business.

WAR RISK EXCLUSION CLAUSE (REINSURANCE)

As regards interests which at time of loss or damage are on shore, no liability shall attach hereto in respect of any loss or damage which is occasioned by war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority.

This War Exclusion Clause shall not, however, apply to interest which at time of loss or damage are within the territorial limits of the United States of America (comprising the fifty States of the Union and the District of Columbia, its territories and possessions, including the Commonwealth of Puerto Rico and including Bridges between the United States of America and Mexico provided they are under United States ownership), Canada, St. Pierre and Miquelon, provided such interests are insured under original Policies, endorsements or binders containing a standard war or hostilities or warlike operations exclusion clause.

Nevertheless, this clause shall not be construed to apply to loss or damage occasioned by riots, strikes, civil commotion, vandalism, malicious damage, including acts committed by agents of any government, party or faction engaged in war, hostilities or other warlike operation, provided such agents are acting secretly and not in connection with any operations of military or naval armed forces in the country where the interests insured are situated.

INSOLVENCY FUND EXCLUSION CLAUSE

This Agreement excludes all liability of the Ceding Company arising by contract, operation of law or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency Fund” includes any guarantee fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the Ceding Company of part or all of any claim, debt, charge, fee or other obligation of an insurer or its successors or assigns which has been declared by any competent authority to be insolvent or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

POOLS, ASSOCIATIONS AND SYNDICATES EXCLUSION CLAUSE

Section A:

Excluding:

(a)	All business derived directly or indirectly from any Pool, Association, or Syndicate which maintains its own reinsurance facilities.

(b)	Any Pool or Scheme (whether voluntary or mandatory) formed after March 1, 1968 for the purpose of insurance property whether on a country-wide basis or in respect of designated areas. This exclusion shall not apply to so-called Automobile Insurance Plans or other Pools formed to provide coverage for Automobile Physical Damage.

Section B:

It is agreed that business written by the Company for the same perils, which is known at the time to be insured by, or in excess of underlying amounts placed in the following Pools, Associations or Syndicates, whether by way of insurance or reinsurance, is excluded hereunder:

Industrial Risk Insurers,

Associated Factory Mutuals Improved Risk Mutuals

Any Pool, Association or Syndicate formed for the purpose of writing

Oil, Gas or Petro-Chemical Plants and/or Oil or Gas Drilling Rigs,

United States Aircraft Insurance Group, Canadian Aircraft Insurance Group,

Associated Aviation Underwriters, American Aviation Underwriters

Section B does not apply:

(a)	Where the Total Insured Value over all interests of the risk in question is less than $250,000,000.

(b)	To interests traditionally underwritten as Inland Marine or stock and/or contents written on a blanket basis.

(c)	To Contingent Business Interruption, except when the Company is aware that the key location is known at the time to be insured in any Pool, Association, or Syndicate named above other than as provided for under Section B(a).

(d)	To risks as follows:

Offices, Hotels, Apartments, Hospitals, Educational Establishments, Public Utilities, (other than railroad schedules) and builder’s risks on the classes of risks specified in this subsection (d) only. Where this clause attaches to Catastrophe Excesses, the following Section C is added:

Section C:

Nevertheless the Reinsurer specifically agrees that liability accruing to the Company from its participation in:

(1)	The following so-called “Coastal Pools”:

Alabama Insurance Underwriting Association

Florida Windstorm Underwriting Association

Louisiana Insurance Underwriting Association

Mississippi Windstorm Underwriting Association

North Carolina Insurance Underwriting Association

South Carolina Windstorm and Hail Underwriting Association

Texas Catastrophe Property Insurance Association

AND

(2)	All “Fair Plan” and “Rural Risk Plan” business for all perils otherwise protected hereunder shall not be excluded, except, however, that this reinsurance does not include any increase in such liability resulting from:

(i)	The inability of any other participant in such “Coastal Pool” and/or “Fair Plan” and/or “Rural Risk Plan” to meet its liability.

(ii)	Any claim against such “Coastal Pool” and/or “Fair Plan” and/or “Rural Risk Plan” or any participant therein, including the Company, whether by way of subrogation or otherwise, brought by or on behalf of any insolvency fund (as defined in the Insolvency Fund Exclusion Clause incorporated in this Agreement).

QUOTA SHARE REINSURANCE AGREEMENT EFFECTIVE:
JULY 1. 2013 Issued to
TOWER INSURANCE COMPANY OF NEW YORK TOWER NATIONAL INSURANCE COMPANY PRESERVER INSURANCE COMPANY NORTH EAST INSURANCE COMPANY CASTLE POINT INSURANCE COMPANY HERMITAGE INS ‘UANCE COMPANY KOIDIAK INSURANCE COMPANY CASTLEPOINT FLORIDA INSURANCE COMPANY CASTLEPOINT NATIONAL INSURANCE COMPANY (hereinafter collectively called, the “Company”) by
HANNOVER RE (IRELAND) PLC AIIN Reference: 1780023
(hereinafter called, with other participants, the “Reinsurers”) Under the terms of this Agreement, the above Reinsurer agrees to assume severally and not jointly with other participants a 100% (one hundred percent) share
of the liability described in the attached Agreement, and as consideration, the Reinsurer shall receive a 100% (one hundred percent) share of the premium named therein.
Signed in Dublin, Ireland on this 26th day of September, 2013, HANNOVER RE (IRELAND) PLC
BY Scherff
Tiitle Kathrin Scherff
Managing Director
By (Ross PALTRIDGE)
TITLE Deputy Underwriter
TOWERS WATSON
TW No PA27633.13
FINAL